EXHIBIT 1.2

                                POWER OF ATTORNEY

     The undersigned, Paolo Cantarella, born in Varallo (VC--Italy), on December 04, 1944, and domiciled in Turin (Italy), for his office in Via Nizza n. 250, industrial manager, acting in his capacity as Chief Executive Officer of Fiat S.p.A., a Company organised under the laws of Italy (the "Company"), which files reports on Form 6-K and Schedule 13D and Schedule 13G under the provisions of the Securities Exchange Act of 1934 as amended with the United States Securities and Exchange Commission (the "SEC") and the New York Stock Exchange, Inc. (the "Exchange") hereby constitutes and appoints on behalf of Fiat S.p.A. Paolo Vannini, born in Turin (Italy) on October 24, 1960, and domiciled in New York
(USA), President Fiat U.S.A. Inc. and James J. Kennedy, born in Massachusetts
(USA) on January 25, 1941 and domiciled in New York (USA) Senior Vice President and General Counsel, Fiat U.S.A., as its true and lawful attorneys-in-fact and agents; and each of them with full power to act without the other, for it, and in its name, place and stead, in any and all capacities, to sign and to file with the SEC and the Exchange on behalf of the Company such reports on Form 6-K,
Schedule 13D and 13G and any and all amendments thereto hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary or desirable to be done in and about the premises as fully as to all intents and purposes, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.

     Turin, 8/10/2001

                                                        /s/ Paolo Cantarella